UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Change Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-2152098
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3055 Lebanon Pike, Suite 1000 Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC
6.00% Tangible Equity Units	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-230345

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are shares of common stock, par value $0.001 per share (the “Common Stock”) and 6.00% Tangible Equity Units (the “Units”), with a stated amount of $50 per Unit, in each case of Change Healthcare Inc. (the “Registrant”). A description of the Common Stock is set forth under the heading “Description of Capital Stock” in a prospectus relating to the offering of shares of Common Stock, and a description of the Units is set forth under the heading “Description of the Units” in a separate prospectus relating to the offering of the Units. Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note. For a description of the prepaid stock purchase contract, reference is made to the information under the heading “Description of the Purchase Contracts” in the prospectus relating to the offering of the Units. For a description of the senior amortizing note, reference is made to the information under the heading “Description of the Amortizing Notes” in the prospectus relating to the offering of the Units. Each such description referred to above, which constitutes part of the Registrant’s Registration Statement on Form S-1 (File No. 333-230345) relating to the Common Stock and the Units, to be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference into this Form 8-A.

Item 2.	Exhibits.

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no securities of the Registrant other than the Common Stock or the Units are to be registered on the Nasdaq Stock Market LLC and the securities to be registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHANGE HEALTHCARE INC.

Date: June 26, 2019	By:	/s/ Neil E. de Crescenzo
	Name:	Neil E. de Crescenzo
	Title:	Chief Executive Officer